Exhibit 10.14

Outsourcing Agreement

Party A (Company): [*]

Party B (Platform): [*]

Agreement No.: [*]

Signing Time: [*]

Signing Location: [*]

Party A and Party B have maintained a good cooperative relationship for a long time. In order to fully leverage the advantages of both parties and achieve a win-win situation, both parties, in accordance with the “friendly consultation, sincere cooperation, and common development” principle and based on the “Civil Code of the People’s Republic of China” and relevant laws and regulations, have reached a consensus and signed this cooperation agreement.

I. Scope of Cooperation

Party A outsources the production of [*] to Party B. This agreement is a framework agreement for outsourcing cooperation between both parties. Supplementary agreements or attachments confirmed and signed by both parties may be added as details of business execution.

II. Processing Price

1. Outsourcing price: Party A provides relevant materials, and Party B is responsible for arranging personnel to produce. Specific material supply is subject to actual demand. Settlement will be made based on the following unit prices during the cooperation period. If there is an increase in outsourcing projects, both parties will negotiate separately.

Serial Number	Name	Specifications	Price with Tax	Tax Rate

2. Payment settlement

Payment Method: Payment is due 30 days after the end of each month. Accounts will be checked before the 5th of each month, and invoices will be sent to Party A before the 15th of the month. If the invoice is delayed, payment will be postponed to the next month.

III. Contract Requirements

1. Quality Requirements:

Party B shall produce according to the quality standards and procurement standards provided by Party A. If there are any discrepancies, changes can only be made after confirmation with Party A.

2. Quality Inspection:

Party A shall arrange QC personnel to inspect the products produced by Party B’s personnel at any time. If any quality problems occur, production should be immediately suspended and resumed only after confirmation by Party A. If any losses are caused due to Party A’s QC failing to detect defects, Party A shall be responsible.

3. Delivery Confirmation:

Party A shall issue orders to Party B in advance according to its own market and production needs. Party B shall confirm the terms of the order within one working day of receiving the order and jointly confirm the delivery time with Party A. If no objections are raised or the delivery time is not replied to within one working day, the order information will be deemed correct and the delivery time will be executed according to Party A’s requirements.

IV. Force Majeure Clause

If any natural disaster such as wind, snow, flood, earthquake, riot, explosion, fire, government policies, orders, instructions, or other exercise of administrative powers occurs, making the contract completely or partially unable to be fulfilled, it shall be considered force majeure, and both parties shall not be liable for breach of contract. However, if a force majeure event occurs after either party has breached the contract, the defaulting party shall not be able to claim exemption due to the force majeure event.

V. Other Matters

1. Any disputes arising from this agreement shall be resolved through friendly negotiations between the two parties. If no resolution can be reached, either party may bring a lawsuit to the local people’s court where either party is located.

2. Four copies of this agreement are made, with each party holding two original copies. The agreement shall come into effect after the legal representative or authorized representative of both parties sign and stamp the company seal or contract-specific seal. Any alteration to the contract shall be invalid. Any modification, change, or addition to the terms of this agreement shall be subject to negotiation between both parties.

3. Validity period of the contract: from [DATE] to [DATE].

4. Within the validity period of this contract and within two years after the expiration of the validity period, both parties have an obligation to keep all related information confidential, including but not limited to product prices, sales plans, incentive policies, customer lists, financial information, technical secrets, etc. Without the written consent of both parties, neither party may disclose the terms of this agreement to a third party. If proven to be true, the disclosing party shall bear corresponding compensation liability.

5. Contact information: [*]

Email address: [*]